Exhibit 99.1

Cascadian Therapeutics Prices $82.5 Million Concurrent Offerings of Common Stock and Preferred Stock

SEATTLE, January 24, 2017 – Cascadian Therapeutics, Inc. (NASDAQ:CASC), a clinical-stage biopharmaceutical company, today announced the pricing of the previously announced concurrent but separate underwritten offerings of 23,182,000 shares of its common stock at a price to the public of $3.30 per share, for expected gross proceeds of approximately $76.5 million and 1,818 shares of its Series E convertible preferred stock at a price to the public of $3,300 per share, for expected gross proceeds of approximately $6.0 million. Each share of Series E convertible preferred stock is non-voting and convertible into 1,000 shares of Cascadian Therapeutics common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 19.99% of the common stock then outstanding. As part of the common stock offering, Cascadian Therapeutics granted the underwriters a 30-day option to purchase 3,477,300 additional shares of Cascadian Therapeutics common stock. The offerings are being conducted as separate public offerings by means of separate prospectus supplements, and neither offering is contingent upon the consummation of the other.

Aggregate gross proceeds from the offerings, before deducting underwriting discounts, commissions and estimated expenses, are expected to be approximately $82.5 million. Cascadian Therapeutics plans to use the net proceeds from these offerings to fund the tucatinib HER2CLIMB pivotal trial, to support the development of tucatinib in other indications through Company or investigator-sponsored trials, as well as for working capital and other general corporate purposes. The offerings are expected to close on or about January 27, 2017, subject to customary closing conditions.

Cowen and Company, LLC and Barclays Capital Inc. are acting as joint book-running managers. Raymond James & Associates, Inc. is acting as the lead manager and BTIG, LLC is acting as a co-manager in the offerings.

Each of the offerings is being made to purchasers pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission, or SEC. Two final prospectus supplements and accompanying prospectuses describing the terms of the offerings will be filed with the SEC. When available, copies of the prospectus supplement and accompanying prospectuses may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806, or by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attn: Prospectus Department, by email at barclaysprospectus@broadridge.com, or by calling (888) 603-5847. Electronic copies of the prospectus supplements and accompanying prospectuses will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Cascadian Therapeutics, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cascadian Therapeutics

Cascadian Therapeutics is a clinical-stage biopharmaceutical company dedicated to developing innovative product candidates for the treatment of cancer. The lead investigational product candidate, tucatinib, also known as ONT-380, is an oral, selective small molecule HER2 inhibitor. Cascadian Therapeutics is conducting a pivotal trial named HER2CLIMB to evaluate tucatinib versus placebo in combination with capecitabine and trastuzumab in patients with late stage HER2+ breast cancer, with and without brain metastases.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the company’s intention to conduct offerings of securities, the completion of the offerings, the expected gross proceeds from the offerings and the intended use of proceeds. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the ability to manage successfully and complete the offerings, the general economic and/or market conditions and the factors set forth in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and the prospectus supplements related to the offerings. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Source: Cascadian Therapeutics

###

Investor and Media Contact:

Monique Greer

Cascadian Therapeutics

206-801-2107

mgreer@cascadianrx.com

2